Commercial Mortgage Servicing MAC A0 357-030 P.O.Box 4036, Concord, CA 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: GS Mortgage Securirites Corporation, Commercial Mortgage Pass-Through Certificates, Series 2004-GG2

In accordance with Section 3.14 of the Pooling and Servicing Agreement, (the “Agreement”), dated as of August 1, 2004 executed by and between GS Mortgage Securirites Corporation, (as “Depositor”), Wells Fargo Bank National Association, (as “Master Servicer”), Lennar Partners, Inc., (as “Special Servicer”), LaSalle Bank National Association, (as “Trustee”), and ABN AMRO Bank N.V., (as “Fiscal Agent”) as authorized officer of the General Master Servicer I certify that (i) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of such Master Servicer under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year, and (iii) to the best of such officer's knowledge, each sub-servicer has fulfilled its obligations under its sub-servicing agreement in all material respects, or, if there has been a material default in the fulfillment of such obligations, specifying each such default know to such officer and the nature and status thereof, and (iv) the Master Servicer has received no notice regarding qualification, or challenging the status, of the Upper-Tier REMIC as a REMIC from the IRS or any other govenmental agency or body.

Wells Fargo Bank, National Association
“Master Servicer”

/s/ Margaret Gremore
Margaret Gremore
Vice President
Wells Fargo Bank, National Association
Commercial Mortgage